EXHIBIT 99.1

Axe Compute Secures Over $1.3 Billion in Global AI Infrastructure Customer Contracts

  Axe Compute sees surging enterprise demand for dedicated, large-scale AI infrastructure, on a global scale, far exceeding its goal of $1 billion in signed contracts midway through 2026.

PITTSBURGH, July 22, 2026 (GLOBE NEWSWIRE) -- Axe Compute Inc. (NASDAQ: AGPU) today announced more than $1.3 billion in new customer contracts across the United States and Europe, propelling the company beyond its 2026 goal of $1 billion in signed contracts. The agreements, secured through the Axe Compute Build program, expand Axe Compute’s design-deploy-own-operate model into additional geographies and add significant dedicated, large-scale AI infrastructure capacity to its global footprint.

These new engagements reflect accelerating demand for fully integrated AI environments that give enterprises choice over geography, hardware, and deployment model. Through these engagements, Axe Compute works with each customer to select the GPU types, locations, and infrastructure configurations that best fit their workload requirements, governance standards, and long-term strategic roadmaps. Axe Compute then designs, deploys, owns, and operates full-stack platforms optimized for AI training, inference, and data-intensive operations, enabling customers to access dedicated AI capacity without placing infrastructure on their balance sheets or managing any data centers.

"We set a target of $1 billion in signed contracts for the year, and these contracts put us well over that mark, as enterprises prioritize dedicated environments built by a trusted supplier, with guaranteed capacity, security, and performance," said Christopher Miglino, Chief Executive Officer of Axe Compute. "We're seeing significant demand across the globe, and customers are asking us to design, own, and operate fully engineered AI infrastructure platforms aligned to their long-term AI strategies. Based on the opportunities in front of us, we believe it is not unrealistic that we close an additional $2 billion in signed contracts this year that could contribute to next year's ARR."

These Build deployments power next-generation AI workloads that need low-latency access to large, distributed data and deterministic network performance across enterprise environments, plugging directly into each customer's broader data ecosystem while delivering the security and control of a purpose-built environment, not a slice of the generalized public cloud.

Under Axe Compute’s design-deploy-own-operate model, the company provides an end-to-end operation, overseeing architecture, deployment, and day-to-day operations. The architecture follows NVIDIA reference design and architecture and each cluster is built to support large-scale model training, fine-tuning, inference, and surrounding data pipeline activities in a fully dedicated environment.

The agreements are structured as five year commitments with extension options, backed by significant upfront prepayments, and include provisions for ongoing GPU upgrades as newer generations become available. This ensures that infrastructure and performance scales in lockstep with customers’ AI ambitions. Revenue is expected to begin in late Q4 2026, with prepayments in Q3 2026, boosting ARR to over $384 million upon deployment.

Beyond performance, Axe Compute delivers predictable, transparent economics with no hidden fees, backed by enterprise-grade SLAs and committed delivery timelines. This enables customers to plan and execute their AI initiatives with confidence. These agreements cement Axe Compute’s position as a global infrastructure partner of choice for enterprises building large-scale AI capabilities and validate its strategy of designing, deploying, owning, and operating purpose-built AI infrastructure at scale.

About Axe Compute

Axe Compute Inc. (NASDAQ: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with flexibility across hardware, geography, and deployment models through two core offerings: Axe Compute Access, delivering a wide range of the latest high-performance GPU infrastructure across global locations, and Axe Compute Build, enabling the design, deployment, ownership, and operation of large-scale, dedicated AI infrastructure worldwide. All solutions are supported by enterprise-grade SLAs and operational expertise. Axe Compute is headquartered in Pittsburgh, Pennsylvania. For more information, visit axecompute.com.

Forward-looking statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward-looking statements are statements other than statements of historical fact and can be identified by words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "project," "will," "may," "should," "would," "could," "target," "forecast," "seek," "continue," or the negative of these terms or other comparable terminology. Forward-looking statements in this press release include, without limitation, statements regarding: the expected scope, timing, configuration, and delivery of these projects; the anticipated revenue contribution from these contracts, including the timing and amount of any such revenue; customers' future infrastructure requirements and demand; the expansion, timing, and cost of the company's global build program; and any other statements regarding the company's future financial or operating performance, growth strategy, or business plans.

These forward-looking statements are based on Axe Compute's current expectations and assumptions as of the date of this press release and are not guarantees of future performance. They are subject to a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the company's control, that could cause actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements, including but not limited to: the company's ability to complete the U.S. and European deployments on the anticipated timeline, scope, or configuration, or at all; delays or disruptions in the supply chain, construction, permitting, power availability, or other infrastructure required for the deployments; the risk that anticipated revenue from these contracts is not realized in the amount or timing expected, or at all, including as a result of customer termination, delay, or modification rights; changes in customers' infrastructure requirements or demand; the company's ability to fund, execute, and scale its global build program, including its ability to access capital on favorable terms or at all; competitive conditions in the company's industry; general economic, geopolitical, and market conditions; cybersecurity incidents or disruptions; changes in applicable laws, regulations, or trade policy in the jurisdictions in which the company operates; and other risks and uncertainties described in the "Risk Factors" section of Axe Compute's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Axe Compute undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media and IR contact: Erin McMahon
ir@axecompute.com